SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2012

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 11, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Achillion Pharmaceuticals, Inc. (the “Company”) authorized the payment of the remaining approximately one-half of the annual bonus awards to the Company’s principal executive officer, principal financial officer and other Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) for the year ended December 31, 2011 (the “2011 Bonus Award”). As reported by the Company on a Current Report on Form 8-K filed with the SEC on December 16, 2011, in December 2011, the Compensation Committee elected to award the 2011 Bonus Awards at approximately one-half their target levels because clinical milestones related to the Company’s protease inhibitors, which serve as the basis for measuring achievement of certain corporate objectives, were not measurable at that time. At that time, the Compensation Committee also determined to reconvene in the first quarter of 2012 to assess whether the outstanding milestones have been achieved and, as such, whether the remaining proportion of the target bonus amounts would be awarded (the “2011 Remaining Bonus Payment”). At a meeting of the Compensation Committee held on January 11, 2012, the Compensation Committee determined that the remaining clinical milestones have been achieved and approved the payment by the Company of the 2011 Remaining Bonus Payment.

Bonus awards for each officer are based on the Company’s overall performance in the fiscal year, as well as each officer’s individual performance as measured against pre-determined corporate and personal objectives. The target bonus amounts previously established by the Company’s Board of Directors are 35% of the base salary for each vice president or senior vice president, 40% of the base salary for the president of research and development and 60% of the base salary for the Company’s chief executive officer.

The following table sets forth the 2011 Remaining Bonus Payment for each officer named below:

Name of Executive Officer	2011 Remaining Bonus Payment
Michael D. Kishbauch	$135,405
Milind S. Deshpande, Ph.D.	$72,268
Gautam Shah, Ph.D.	$51,538
Mary Kay Fenton	$52,838
Elizabeth Olek, D.O	$49,528
Joseph Truitt	$50,960

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: January 17, 2012	By:	/s/ Mary Kay Fenton
Mary Kay Fenton
Chief Financial Officer